Exhibit 16

October 7, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam,

     We are currently principal accountants for HEI, Inc. and, under the date of December 12, 2003, we reported on the consolidated financial statements of HEI, Inc. as of and for the fiscal years ended August 31, 2003 and 2002. On October 1, 2004, we informed HEI, Inc. that we declined to stand for re-election and that the client-auditor relationship with KPMG LLP will cease upon completion of our audit of HEI, Inc.’s consolidated financial statements as of and for the fiscal year ended August 31, 2004, and the filing of HEI, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004. We have read the statements of HEI, Inc. that are included in Item 4.01 of the Current Report on Form 8-K of HEI, Inc., dated October 1, 2004, to be filed with the Securities and Exchange Commission, and we are in agreement with the statements contained therein concerning our firm except that we are not in a position to agree or disagree with the statements in the last two sentences of paragraph 1 or with the statements made in paragraph 4 of Item 4.01 of such Current Report on Form 8-K, except that we agree with the statement that the corrective actions were discussed with KPMG.

Very truly yours,

/s/ KPMG LLP